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                                                               EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

       EXECUTIVE EMPLOYMENT AGREEMENT, dated as of this 1st day of November, 1998, between UTILX Corporation, a Delaware corporation (the "Company"), and William M. Weisfield ("Executive").

                                 AGREEMENTS

1.     DEFINITIONS

       Terms capitalized in this Agreement which are not otherwise defined shall have the meanings assigned to such terms in that certain Senior Management Employment Agreement, dated as of November 1, 1998, between the Company and Executive (the "Senior Management Agreement").

2.     EMPLOYMENT

       The Company will employ Executive and Executive will accept employment by the Company as its President, Chief Executive Officer and Chairman of the Board of Directors (the "Board"). Subject to the Company's Certificate of Incorporation and Bylaws, Executive shall have the authority and perform the duties customarily performed by the President, Chief Executive Officer and Chairman of the Board of a corporation that is, in all respects, similar to the Company, and such other authority and duties as may be assigned from time to time by the Board, which relate to the business of the Company, its subsidiaries, its parent corporation or any business ventures in which the Company, its subsidiaries or its parent corporation may participate.

3.     ATTENTION AND EFFORT

       Following a reasonable transition period, executive shall devote his entire productive time, ability, attention and effort to the Company's business, shall skillfully serve its interests during the term of this Agreement, and shall not engage in any business or employment activity that is not on the Company's behalf (whether or not pursued for gain or profit). Executive may, however, devote reasonable periods of time to (a) engaging in personal investment activities that do not involve Executive providing any advice or services to the businesses in which the investments are made, (b) engaging in charitable or community service activities, and (c) serving as a member of the board of directors of other for-profit corporations, so long as none of the these additional activities materially interfere with Executive's duties under this Agreement.

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4.     TERM

       Unless earlier terminated as provided in this Agreement, this Agreement shall expire on November 1, 2001.

5.     COMPENSATION

       During the term of this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept in exchange for the services he renders under this Agreement, the following compensation:

       5.1    BASE SALARY

       Executive's compensation shall consist of, in part, an annual base salary (the "Base Salary") of three hundred thousand dollars ($300,000) before all customary payroll deductions. The Company shall pay Executive his Base Salary in substantially equal installments and at the same intervals as other officers of the Company are paid. The Board may, at its discretion, adjust the Base Salary upward, but not downward, from time to time.

       5.2    STOCK OPTIONS

              5.2.1  INITIAL GRANT

       Upon execution of this Agreement, the Company shall grant to Executive, pursuant to the terms and conditions of the 1994 Option and Restricted Stock Plan (the "Option Plan"), options to purchase 200,000 shares of common stock of the Company (the "Initial Grant"). The Initial Grant shall consist of incentive stock options to the extent permitted under applicable law. Each option in the Initial Grant shall have a term of ten years and shall have an exercise price equal to the fair market value at the close of business on November 11, 1998.

              5.2.2  STANDARD GRANTS

       In addition to the Initial Grant, Executive shall be eligible to participate in the stock option plans of the Company, at the discretion of the Board.

       5.3    VESTING

       The options in the Initial Grant will vest in four equal installments:
25% on each of the first, second, third and fourth anniversaries of the date of this Agreement. Any grants in accordance with Section 5.2.2 shall vest in accordance with the terms of the Option Plan. In the event of a Change in Control, all options granted to Executive which are not then vested shall vest and be fully exercisable. In the event of termination of Executive's employment for any reason after the third anniversary of the date of this Agreement, all options granted to Executive under the Initial Grant which are not then vested shall vest and be fully exercisable.


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       5.4    CASH BONUS

       During the term of this Agreement, at the end of each fiscal year the Company shall pay Executive a performance bonus targeted at 100% of Base Salary. The level of the bonus will vary depending on the level of achievement of mutually agreed upon corporate objectives to be established from time to time by the Board.

6.     BENEFITS

       During the term of this Agreement, the Company shall provide Executive with the same health, dental, life insurance, and other benefits (including pension plans and similar benefits) provided to other senior executives. Executive shall be entitled to participate, subject to applicable eligibility requirements, in the fringe benefit programs that the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments) shall provide from time to time. To the extent possible, the Company shall take all steps necessary or appropriate to make Executive immediately eligible for such benefits and programs. At the Company's expense, the Company shall provide Executive with an automobile for his full-time use.

7.     TERMINATION

       Employment of Executive under this Agreement may be terminated as follows:

       7.1    BY THE COMPANY

       The Company may terminate the employment of Executive with or without Cause by giving written notice to Executive. The notice shall be effective immediately if termination is for Cause and thirty (30) days later if termination is not for Cause.

       7.2    BY EXECUTIVE

       Executive may terminate this Agreement for any reason upon sixty (60) days' prior written notice.

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       7.3    AUTOMATIC TERMINATION

       This Agreement and Executive's employment under this Agreement shall terminate automatically upon Executive's death or total disability. The term "total disability" shall mean Executive's inability to perform the duties set forth in Section 2 of this Agreement for a period or periods aggregating 90 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by the Board at its discretion. Executive and the Company acknowledge that Executive's ability to perform the duties specified in Section 2 of this Agreement is of the essence of this Agreement. Termination under this Section 7.3 shall be effective (a) at the end of the calendar month in which Executive's death occurs or (b) immediately upon a determination by the Board of Executive's total disability, as defined in this Section 7.3.

       7.4    CHANGE IN CONTROL

       This Agreement shall automatically terminate upon the occurrence of a Change in Control. At such time, however, the Senior Management Agreement shall remain in effect.

       7.5    EFFECT OF TERMINATION

       Even if this Agreement terminates or expires, the Company shall remain liable for any rights or payments to which Executive is entitled under this Agreement that arose before the expiration or termination.

8.     TERMINATION PAYMENTS

       If Executive's employment is terminated, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8.

       8.1    TERMINATION BY THE COMPANY

       If the Company terminates Executive's employment without Cause prior to the end of the term of this Agreement, Executive shall be entitled to receive (a) termination payments equal to the aggregate Base Salary Executive would have received from the date of his termination by the Company to the end of the fourth full calendar month following the date of termination of this Agreement, and (b) any unpaid portion of the Base Salary that has accrued for services already performed as of the date termination of Executive's employment becomes effective. If the Company terminates Executive for Cause, Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) of this
Section 8.1.

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       8.2    TERMINATION BY EXECUTIVE

       If Executive's employment is terminated by Executive, Executive shall not be entitled to any payments under this Section 8, other than those set forth in clause (b) of Section 8.1.

       8.3    EXPIRATION OF TERM

       If Executive's employment is terminated following the expiration of the term of this Agreement, Executive shall not be entitled to receive any payments under this Section 8.

       8.4    PAYMENT SCHEDULE

       All payments under this Section 8 shall be made to Executive at the same interval as payments of the Base Salary were made to Executive immediately prior to termination.

       8.5    CAUSE

       "CAUSE" means (a) willful misconduct on the part of Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole, (b) Executive's engaging in conduct which could reasonably result in his conviction of a felony or a crime against the Company or conduct involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company's reputation, as determined in good faith by a written resolution adopted by the affirmative vote of not less than two-thirds of all of the directors who are not Executives or officers of the Company, or (c) unreasonable refusal by Executive to perform the duties and responsibilities of his position in any material respect. No action, or failure to act, shall be considered willful or unreasonable if the Executive did it in good faith and with the reasonable belief that his action or omission was in the best interests of the Company.

9.     INDEMNIFICATION

       The Company shall indemnify Executive to the fullest extent permitted by law, and as provided by the Company's Certificate of Incorporation and Bylaws. The Company shall at all times maintain director and officer liability insurance at levels not less than the coverage the Company currently maintains.


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10.    MISCELLANEOUS

       10.1   AMENDMENT

       This Agreement may be amended only by written agreement between Executive and the Company.

       10.2   NO MITIGATION

       All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise.

       10.3   LEGAL EXPENSES

       In connection with any litigation, arbitration or similar proceeding regarding the interpretation or enforcement of any provision of this Agreement, whether or not instituted by the Company or Executive, the prevailing party shall be entitled to recover from the other party all related costs and expenses, including reasonable attorneys' fees and disbursements.

       10.4   NOTICES

       Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

              UTILX Corporation
              22820 Russell Road, P.O. Box 97009
              Kent, WA  98064-9709
              Attention:  Chief Financial Officer

              with a copy to:

              Stephen M. Graham
              Perkins Coie
              1201 Third Avenue, 40th Floor
              Seattle, WA  98101

and to, in the case of Executive:


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              William M. Weisfield
              3629 West Mercer Way
              Mercer Island, WA  98040

       10.5   WAIVER; CURE

       No waiver or modification of any or all of this Agreement shall be effective against any party unless the party seeking to be bound puts in writing and signs the waiver or modification. The parties shall not construe a waiver of any breach of any provision by any party on one occasion as a waiver of any subsequent breach, and the parties shall not construe a waiver of any right or power by any party on one occasion as a waiver of, or a bar to, the exercise of that right or power on any other occasion. The breaching party may cure any breach of this Agreement within ten (10) days of the date that the breaching party receives written notice of the breach from the party asserting the breach.

       10.6   GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed there.


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       IN WITNESS WHEREOF, the Company and Executive have executed this
Agreement as of the first date written above.

                                          UTILX CORPORATION


                                          By: /s/ Robert E. Runice
                                             ------------------------
                                          Title: Director
                                                 --------


                                          EXECUTIVE

                                         /s/ William M. Weisfield
                                         ----------------------------
                                         William M. Weisfield